Exhibit 99.1

2050 Motors Secures 10 Million Dollar Equity Purchase Agreement For Auto Assembly Plant

LAS VEGAS, NEVADA, June 29, 2016 (GLOBE NEWSWIRE) — Michael Hu, President of 2050 Motors, Inc. (US OTCQB: ETFM), announced that 2050 Motors has secured a $10 million equity purchase agreement specifically to construct a carbon fiber electric car assembly facility in Las Vegas. After negotiations with Southridge Partners II, LP, the parties have agreed to a final contract to secure the $10 million equity purchase agreement.

The Southridge Partners II, LP is a Delaware limited partnership located in Connecticut with strong ties to Wall Street. Southridge (http://www.southridge.com/) is a diversified financial holding company specializing in direct investment and advisory services to small and middle market companies. Since 1996 the structured finance team has made direct investments of over $1.8 billion into over 250 growth public companies globally.

Mr. Hu also stated, “2050 Motors has been negotiating with the City of Las Vegas to establish its carbon fiber electric automobile assembly plant and we believe the negotiations are very close to culmination. The City of Las Vegas and the State of Nevada have multifaceted incentive programs to help 2050 Motors bring high paying jobs to the city. Nevada’s incentive programs include training of the workforce, multi-year reduced taxes, various financial assistance packages, non-profit programs and a catalyst fund among other programs.”

Furthermore, 2050 Motors executives have also been negotiating with the Las Vegas Global Economic Alliance (LVGEA)(https://www.lvgea.org/), which has agreed to work closely with our company in setting up a foreign trade zone. LVGEA is a 501(c)6 membership organization that, since 1952, has helped attract, retain and expand companies including Levi Strauss & Co., Bank of America, Zappos and SolarCity to the Las Vegas area.

LVGEA has offered assistance to 2050 Motors to establish a foreign trade zone for the assembly facility which will be a great advantage for the company’s automobile assembly business plan. LVGEA is the grantee for Foreign Trade Zone 89, a program that allows firms to bring foreign goods or raw materials for manufacturing and/or assembling into the United States without formal customs entry or payment of customs duties and government excise taxes until products leave the zone. Furthermore, this type of zoning has many facets that can reduce the cost of assembling our electric vehicles in the United States. In fact, these collective savings can pay for the majority of the labor required to assemble these vehicles in the United States.

We anticipate that in the near future we will finalize the agreement for building our Las Vegas facility with the City of Las Vegas and move forward on this valuable program. This will allow the creation of many high paying jobs and bring to the United States an advanced technology that enables 2050 Motors to assemble carbon fiber vehicles at very low cost. The carbon fiber parts are manufactured in China and shipped to the United States. The carbon fiber advanced process developed by Italian and Chinese engineers makes auto body parts stronger, lighter and less expensive to produce. Carbon fiber is five times stronger than steel and one third the weight of steel. This makes 2050 Motors’ electric vehicles well over one thousand pounds lighter than any other EV on the market today. Carbon fiber provides the basis for making 2050 Motors’ electric vehicles the safest and most efficient ever produced for the mass consumer market.

Please see YouTube video https://www.youtube.com/watch?v=wih8_xxZNgA which shows the completed construction of the carbon fiber automobile plant in Yancheng, China.

About 2050 Motors, Inc.

2050 Motors, Inc. (http://www.2050motors.com and http://www.etfm.com), is a publicly traded company incorporated in Nevada in 2012. 2050 Motors was founded to develop and produce the next generation of clean, lightweight, efficient vehicles and its associated technologies. Some of these technologies include alternative renewable fuels, hybrid electric vehicles, advanced graphene lithium batteries and carbon fiber low cost vehicles. 2050 Motors has been successful in forming long term relationships and exclusive contracts for a variety of game changing technologies. 2050 Motors entered into an agreement with Jiangsu Aoxin New Energy Automobile Co., Ltd., located in Jiangsu, China, for the distribution in the United States of a new electric automobile, known as the e-Go EV (electric vehicle). The e-Go EV is a revolutionary new concept in the ever evolving world of electric vehicles. It will be the only production line electric car with a carbon fiber body and parts manufactured by a new process using robotic machines which significantly reduces the fabrication time and cost of carbon fiber components. The e-Go EV will seat four passengers, have a long battery life, and high energy efficiency rating up to 150+ MPG-E energy equivalent in urban driving due to the light weight of the vehicle. The five passenger carbon fiber luxury sedan Ibis EV, the e-Go’s big brother, will also be showcased along with the e-Go EV for future sales in the United States. See videos of completion of the e-Go EV manufacturing plant at https://www.youtube.com/watch?v=wih8_xxZNgA and the unveiling of the e-Go EV at the 2014 Shanghai Auto Show http://www.2050motors.com/shanghaishow.html. The company is fully reporting under the SEC EDGAR system.

Disclosure Statement

Statements in this press release about our future expectations, including without limitation, the likelihood that 2050 Motors will be able to leverage capital markets to execute its growth strategy, meet US DOT requirements, meet minimum sales expectations, will be successful and profitable in the US market, and will bring significant value to 2050 Motors’ stockholders, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

George Hedrick

VP North American Operations

2050 Motors, Inc.

(702) 591-6029

info@2050motors.com

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